SUPPLEMENTARY EXPENSE UNDERTAKING

      UNDERTAKING made as of the 25th day of August, 2004 by ADELANTE CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("ACM").

      WHEREAS, Lend Lease Funds (the "Trust") is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and Lend Lease U.S. Real Estate Securities Fund (the "Fund") is a series of the Trust;

      WHEREAS, the Trust and ACM have entered into an Advisory Agreement dated as of August 25, 2004 (the "Management Agreement"), pursuant to which ACM provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

      WHEREAS, ACM has made an Expense Undertaking dated as of August 25, 2004, (the "Expense Undertaking"), pursuant to which it has agreed to limit the Fund's total operating expenses;

      WHEREAS, the Trust and ACM have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Fund at a level lower than that which the Fund might be subject should the Expense Undertaking not be renewed; and

      WHEREAS, Class A shares of the Fund are not currently offered;

      NOW THEREFORE, ACM hereby undertakes as follows:

1.    EXPENSE LIMITATION.

      (a) To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees of ACM, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by the Trust's trustees who are not "interested persons," as that term is defined in the 1940 Act, of ACM ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of ACM. The "Operating Expense Limit" in any fiscal year with respect to Class K and Class Y of the Fund shall be as follows (based on a percentage of the average daily net assets of such class of the Fund):

            Class                   Operating Expense Limit (in basis points)
            -----                   -----------------------------------------

      Class K Shares                            225
      Class Y Shares                            225

      (b) To determine ACM's obligation with respect to the Excess Amount, each day the Fund

Operating Expenses for Class K and Class Y of the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of any such class of the Fund exceed the Operating Expense Limit of for that class of the Fund, ACM shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this Undertaking against the advisory fee payable to ACM.

2. TERM OF UNDERTAKING. This Undertaking shall be effective from the date hereof through January 31, 2011; provided, however, that this Undertaking shall terminate automatically upon termination of the Management Agreement.

3. MISCELLANEOUS.

            (a) Notices. All notices or other communications given under this Undertaking shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

            ACM:              Adelante Capital Management LLC
                              1995 University Avenue, Suite 550
                              Berkeley, CA 94704
                              Attention: President


            Trust:            Lend Lease Funds
                              803 West Michigan Street, Suite A
                              Milwaukee, WI 53233
                              Attention:  President

            (b) Severability. If any provision of this Undertaking shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

            (c) Applicable Law. This Undertaking shall be construed in accordance with and governed by the laws of the State of Delaware.


                [Remainder of page left blank intentionally.]

      IN WITNESS WHEREOF, the parties hereto have caused this Undertaking to be executed by their duly authorized officers as of the date first set forth above.

                                    ADELANTE CAPITAL MANAGEMENT LLC


                                       By:      /s/ Mark J. Nuti
                                                ------------------------
                                                Name: Mark J. Nuti
                                                Title: Chief Operating Officer



Acknowledged:

LEND LEASE FUNDS, on behalf of its series
LEND LEASE U.S. REAL ESTATE SECURITIES FUND

By:    /s/ Michael A. Torres
       ----------------------------------
       Name: Michael A. Torres
       Title: President